Exhibit 99.2

Contact:	FOR RELEASE:
Tyler H. Rose	April 11, 2011
Executive Vice President and Chief Financial Officer
(310) 481-8484 or
Michelle Ngo
Vice President and Treasurer
(310) 481-8581

KILROY REALTY CORPORATION CLOSES COMMON STOCK OFFERING

LOS ANGELES, April 11, 2011 – Kilroy Realty Corporation (NYSE: KRC) today announced that it has closed on its public offering of 6,037,500 shares at a price of $38.25 per share, which includes 787,500 shares sold to the underwriters upon the exercise of their overallotment option. The deal was upsized from the originally announced 4,500,000 shares (plus 675,000 shares subject to the underwriters’ overallotment option). Net proceeds from the offering were approximately $221.2 million. Additional details related to this offering, including the company’s use of proceeds, may be found in the prospectus supplement filed with the Securities and Exchange Commission on April 7, 2011.

Some of the information referenced in this release may be forward looking in nature within the meaning of the Private Securities Litigation Reform Act of 1995. Although Kilroy Realty Corporation believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, there can be no assurance that expected results will be achieved. Certain factors that could cause the expectations to differ are set forth as risk factors in the company’s Securities and Exchange Commission reports and filings and in the prospectus supplement and related prospectus for the offering. Included among these factors are changes in general economic conditions, future demand for the company’s debt and equity securities, the company’s ability to refinance the company’s debt on reasonable terms at maturity, and the company’s ability to complete current and future development projects on schedule and on budget. Many of these factors are beyond Kilroy Realty’s ability to control or predict. Forward-looking statements are not guarantees of future performance. For forward-looking statements referenced herein, Kilroy Realty claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

Kilroy Realty Corporation, a member of the S&P Small Cap 600 Index, is a real estate investment trust active in office and industrial submarkets along the West Coast. For over 60 years, the company has owned, developed, acquired and managed real estate assets primarily in the coastal regions of Los Angeles, Orange County, San Diego, greater Seattle and the San Francisco Bay Area. At December 31, 2010, the company owned 10.4 million rentable square feet of commercial office space and 3.6 million rentable square feet of industrial space.

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